Exhibit 99.1

Item 6.  Selected Financial Data

The following table sets forth our selected historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 2013, which has been derived from our audited consolidated financial statements. During the periods presented, we made a number of acquisitions and have included the results of operations of the acquired dealerships from the date of acquisition. As a result, our period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily comparable or indicative of our future results. During the periods presented, we also sold or made available for sale certain dealerships which have been treated as discontinued operations in accordance with generally accepted accounting principles. You should read this selected consolidated financial data in conjunction with our audited consolidated financial statements and related footnotes included elsewhere in this report.

	2013	2012(1)	2011(2)	2010(3)	2009(4)
	(In millions, except share and per share data)
Consolidated Statement of Operations Data:
Total revenues	$14,563.9	$12,957.3	$10,926.4	$9,744.6	$8,537.2
Gross profit	$2,238.6	$1,986.0	$1,732.6	$1,559.0	$1,434.2
Income (loss) from continuing operations attributable to Penske Automotive Group common stockholders (5)	$247.9	$192.6	$173.2	$121.4	$77.3
Net income (loss) attributable to Penske Automotive Group common stockholders	$244.2	$185.5	$176.9	$108.3	$76.5
Diluted earnings (loss) per share from continuing operations attributable to Penske Automotive Group common stockholders	$2.74	$2.13	$1.90	$1.32	$0.84
Diluted earnings (loss) per share attributable to Penske Automotive Group common stockholders	$2.70	$2.05	$1.94	$1.18	$0.83
Shares used in computing diluted share data	90,330,621	90,342,315	91,274,132	92,091,411	91,652,744
Balance Sheet Data:
Total assets	$6,415.5	$5,379.0	$4,499.4	$4,066.9	$3,793.2
Total floor plan notes payable	$2,586.7	$2,099.1	$1,616.0	$1,333.8	$1,097.5
Total debt (excluding floor plan notes payable)	$1,083.2	$936.6	$850.2	$776.1	$946.4
Total equity attributable to Penske Automotive Group common stockholders	$1,504.4	$1,304.2	$1,145.1	$1,050.7	$951.7
Cash dividends per share	$0.62	$0.46	$0.24	$—	$—

(1)         Includes charges of $17.8 million ($13.0 million after-tax), or $0.14 per share, relating to costs associated with the repurchase and redemption of our 7.75% senior subordinated notes.

(2)         Includes an $11.0 million, or $0.12 per share, net income tax benefit. The components of the net benefit include (a) a $17.0 million, or $0.19 per share, positive adjustment primarily from the release of amounts previously recorded in the U.K. as uncertain tax positions as such positions were accepted by the U.K. tax authorities and (b) a negative adjustment relating to a valuation allowance against certain U.K. deferred tax assets of $6.0 million, or $0.07 per share, as evidence supporting the future realizability of such assets was no longer available.

(3)         Includes gains of $5.3 million ($3.6 million after-tax), or $0.04 per share, and $1.6 million ($1.1 million after-tax), or $0.01 per share, relating to a gain on the sale of an investment and the repurchase of $155.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes, respectively, offset by a charge of $4.1 million ($2.8 million after-tax), or $0.03 per share, associated with costs related to franchise closure and relocation costs.

(4)         Includes a gain of $10.4 million ($6.5 million after-tax), or $0.07 per share, relating to the repurchase of $68.7 million aggregate principal amount of our 3.5% senior subordinated convertible notes and charges of $5.2 million ($3.4 million after-tax), or $0.04 per share, relating to costs associated with the termination of the acquisition of the Saturn brand, our election to close three franchises in the U.S. and charges relating to our interest rate hedges of variable rate floor plan notes payable as a result of decreases in our vehicle inventories, and resulting decreases in outstanding floor plan notes payable, below hedged levels.

(5)         Excludes income from continuing operations attributable to non-controlling interests of $1.5 million, $1.7 million, $1.4 million, $1.1 million and $0.5 million in 2013, 2012, 2011, 2010, and 2009, respectively.